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                                                              EXHIBIT 10(iii)(a)

                          MARTIN MARIETTA CORPORATION
                      DIRECTORS DEFERRED COMPENSATION PLAN

                                 March 27, 1980
                            (Amended June 24, 1988)
                          (Amended September 22, 1988)
                            (Amended June 24, 1994)


SECTION 1.    PURPOSE

     The purpose of this Plan is to provide each eligible Director of Martin Marietta Corporation with the opportunity of receiving deferred compensation after termination of service as a Director. The Plan is also intended to establish a method of paying Director's compensation which will aid Martin Marietta in attracting and retaining as members of the Board persons whose abilities, experience and judgment can contribute to the continued progress of the Corporation.

SECTION 2.    DEFINITIONS

     (a) "Board" means the Board of Directors of Martin Marietta Corporation.

     (b) "Committee" means the Committee appointed to administer this Plan, as provided in Section 9 hereof.

     (c) "Committee Fees" means the fees payable to a Director for service on a Committee of the Board and for services as Chairman of a Committee of the Board.

     (d) "Corporation" means Martin Marietta Corporation.

     (e) "Deferred Compensation" means compensation deferred pursuant to this Plan.

     (f) "Deferred Compensation Account" means the account or accounting entry which signifies the total amount of Deferred Compensation with respect to each Participant, adjusted from time to time as provided in the Plan.

     (g) "Deferred Compensation Election Form" means the form by which eligible Directors elect to become Participants.

     (h) "Director" or "Directors" means a member or members of the Board.

     (i) "Director's Fees" means the fees payable to a Director for service on the Board.

     (j) "Participant" means an eligible Director who has elected to participate in the Plan and to defer his compensation on the terms and conditions set forth herein.
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     (k) "Plan" means the Directors Deferred Compensation Plan as described herein and as amended from time to time.

     (l) "Valuation Date" means the last business day of a calendar year.

     (m) "Change of Control"shall include the following: (i) a tender offer or exchange offer is made whereby the effect of such offer is to take over and control the affairs of the Corporation and such offer is consummated for the ownership of securities of the Corporation representing 25% or more of the combined voting powers of the Corporation's then outstanding voting securities;
(ii) the Corporation is merged or consolidated with another corporation and, as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Corporation, other than affiliates within the meaning of the Securities Exchange Act of 1934, as amended from time to time ("Exchange Act") or any party to such merger or consolidation;
(iii) the Corporation transfers substantially all of its assets to another corporation or entity which is not a wholly owned subsidiary of the Corporation;
(iv) any "person" (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities, and the effect of such ownership is to take over and control the affairs of the Corporation; and (v) as the result of a tender offer, merger, consolidation, sale of assets, or contested election, or any combination of such transactions, the persons who were members of the Board of Directors of the Corporation immediately before the transaction, cease to constitute at least a majority thereof.

SECTION 3. ELIGIBILITY

     Each Director who receives Director's Fees for service on the Board shall be eligible to participate in the Plan.

SECTION 4. PARTICIPATION

     In order to participate in the Plan for a particular calendar year, an eligible Director must make a valid election by executing and filing with the Committee, before the commencement of such calendar year (or, in the case of a new Director, before the commencement of his term of office in such calendar year), a Deferred Compensation Election Form.  Such election shall --

     (a) be valid if and only if it (i) contains a statement that the Director elects to defer all or a stated percentage of the compensation due to him for service as a Director and for services on any Committee of the Board for such calendar year, and (ii) specifies that the Participant's Deferred Compensation shall be paid to him in a lump-sum or specifies the number (not to exceed 10) of annual installments in which his Deferred Compensation for such calendar year shall be paid to him pursuant to Section 5(a) below;
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     (b) apply to such calendar year and also to each succeeding calendar year during all or part of which the Participant remains eligible until the calendar year following the year in which the Participant files with the Committee a revised Deferred Compensation Election Form or a written revocation of the election; and

     (c) with respect to each such calendar year to which it applies pursuant to paragraph (b) above, be irrevocable as to all matters described in paragraph (a) above upon the commencement of each such calendar year subject only to modification by the Committee in the event of severe financial hardship as provided in Section 5(a) below.

     Upon receipt of a Directors' valid election, the Committee shall establish an individual Deferred Compensation Account for such Director and shall credit to his Deferred Compensation Account all of the Deferred Compensation which would otherwise have been payable to such Director for the calendar year to which the election applies. Director's Fees and Committee Fees shall be credited as of the first day of each month.

SECTION 5. PAYMENT OF DEFERRED COMPENSATION AND METHOD OF COMPUTATION

     (a) Except as provided below in the case of severe financial hardship, payments of Deferred Compensation to Participants (or, if applicable, to their beneficiary or personal representative) under the Plan shall be made or, in the case of installment payments, commence in January of the first calendar year following the termination of the Participant's status as a Director due to resignation, retirement, death or otherwise, and, in the case of installment payments, shall continue to be made in January of each succeeding year until all installments have been paid.

     In the event that the Participant (or, if applicable, the beneficiary) incurs a severe financial hardship the Committee, in its absolute discretion, may revise the payment schedule. Such severe financial hardship must have been caused by an accident, illness, or event beyond the control of the Participant (or, if applicable, the beneficiary); and the Committee shall revise the payment schedule as previously established only to the extent reasonably necessary to eliminate the severe financial hardship.

     (b) The amounts to be paid to a Participant (or beneficiary or personal representative) pursuant to Section 5(a) hereof shall be computed and paid in accordance with the following procedures (subject only to modification by the Committee in the event of severe financial hardship as provided in Section 5(a) above:

     Payment in cash at a deferred date or dates, either in a lump sum or annual installments, of the total amount which would have accumulated in the Participant's Deferred Compensation Account by the Valuation Date immediately preceding each payment if such deferred compensation had, as soon as practicable but no less frequently than monthly following the date
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on which the Director's Fees and Committee Fees were credited, either (i) been deposited in an account which paid monthly interest, (ii) been invested in an indexed equity fund, (iii) been invested in a fixed income fund, or (iv) been deposited or invested in a permissible combination of such deposits and investments, all in accordance with the previous written designation by the Committee concerning the method to be used to measure the funds deemed to have been accumulated in the Deferred Compensation Account. Prior to December 31 each year, the Committee shall, following a review of the applicable Deferred Compensation Election Form and consultation with the Participant, designate the method to be used to measure the accumulation of funds with respect to amounts to be deferred by the Participant for the next calendar year. The Committee's designation of the method or methods of measuring the accumulation of funds shall be in multiples of twenty-five percent (25%) of the compensation being deferred, and said designation shall not be changed at any time commencing with the first day of the calendar year to which the designation applies. In the event that a previously designated method for measuring the funds deemed to have been accumulated in the Deferred Compensation Account is no longer available, the Committee, in its absolute discretion, shall designate an alternative method for measuring the future accumulation of funds. The amounts credited as interest under (i) above shall be based on the prime rate as set by Citibank, N.A., New York, New York, on the last business day of the month preceding the date on which interest is credited to the Deferred Compensation Account. Interest shall be credited on the first day of each month on those funds on deposit in the account during the previous month. The amounts credited as gains or losses on funds deemed to have been invested in an indexed equity fund under
(ii) above shall be based on the indexed equity fund available as an investment option under the Martin Marietta Performance Sharing Plan. The amounts credited as gains on funds deemed to have been invested in a fixed income fund under
(iii) above shall be based on the fixed income fund available as an investment option under the Martin Marietta Performance Sharing Plan for Salaried Employees. If annual installments were elected, the amount to be distributed with respect to each installment shall be the balance of the Participant's Deferred Compensation Account as of the preceding Valuation Date, including credited interest and the putative gain or loss on those funds deemed to have been invested divided by the number of installments which remain to be paid, until all distributions to which a Participant is entitled under this Plan shall have been made.

SECTION 6. VALUATION DATE

     As of each Valuation Date the Deferred Compensation Account of each Participant shall be valued by the Committee. The value thereof shall be communicated in writing to each Participant within thirty (30) days after such Valuation Date.

SECTION 7. DEATH OF PARTICIPANT

     Upon the death of a Participant, all amounts, if any, then remaining undistributed, or which shall thereafter become distributable, from his Deferred Compensation Account pursuant to this Plan shall be distributed to such beneficiary as the Participant shall have designated in
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writing to the Corporation, or, in the absence of such designation, to his personal representative. The distribution of funds, including accumulations thereon, shall be made at the time specified in Section 5(a) hereof and in one or more installments in accordance with the election previously made by the Participant (subject to modification by the Committee in the event of severe financial hardship as also provided in Section 5(a) above).

SECTION 8. PARTICIPANT'S RIGHTS UNSECURED; NO DUTY TO INVEST

     The right of a Participant to receive any distribution hereunder shall be an unsecured claim against the general assets of the Corporation. Assets, if any, which may be set aside by the Corporation for accounting purposes shall not in any way be held in trust for or be subject to any prior claim by a Director, his beneficiary, or personal representative. Neither the Corporation nor the Committee shall have any duty whatsoever to invest any amounts credited to any Deferred Compensation Accounts established under the Plan.

SECTION 9. ADMINISTRATION OF THE PLAN - COMMITTEE

     The Plan shall be administered by a Committee of three, consisting of the persons who from time to time shall be (1) the Chief Financial Officer of the Corporation; (2) the Secretary of the Corporation; and (3) the Treasurer of the Corporation. The Committee shall act by vote or by written consent of a majority of its members. The Plan may be amended, modified, or terminated by the Board except that no such action shall (without the consent of the Participant, or, if appropriate, his beneficiary, distributee or personal representative) alter the rights of a Participant with respect to compensation earned and deferred or any accumulation thereon pursuant to this Plan prior to the date of such amendment, modification or termination.

SECTION 10.  ALIENATION

     (a) Subject to the provisions of paragraph (b) of this Section 10, no amount, the payment of which has been deferred under this Plan, shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge, and any attempt so to alienate, sell, transfer, assign, pledge, encumber, levy or charge the same shall be void; nor shall any such amount be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit.

     (b) The restraints in paragraph (a) of this Section 10 shall not apply to a Participant's personal representative.

SECTION 11.  WITHHOLDING

     There shall be deducted from all payments under this Plan the amount of any taxes required to be withheld by any Federal, state, or local government. The Participants and their beneficiaries, distributees, and personal representatives will bear any and all Federal, foreign,
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state, local or other income or other taxes imposed on amounts paid under this
Plan.

SECTION 12.  CONSENT

     By electing to become a Participant each Director shall be deemed conclusively to have accepted and consented to all the terms of this Plan and all actions or decisions made by the Corporation, the Board, or the Committee with regard to the Plan. Such terms and consent shall also apply to and be binding upon the beneficiaries, distributees, and personal representatives and other successors in interest in each Participant.

SECTION 13.  SEVERABILITY

     In the event any provision of this Plan would serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain the particular provision that would make it invalid.

SECTION 14.  CHANGE OF CONTROL

     In the event of a "Change of Control" a Plan Participant (or beneficiary or personal representative) shall be entitled to receive a lump sum payment of the balance of the Participant's Deferred Compensation Account as of the date of the Change of Control. This Section and Section 2(m) may not be amended after the occurrence of a Change of Control.